UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 7, 2012

THESTREET, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-25779	06-1515824
(Commission File Number)	(IRS Employer Identification No.)

14 WALL STREET, 15TH FLOOR

NEW YORK, NEW YORK 10005

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (212) 321-5000

NA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into Material Definitive Agreement

The information required by this Item 1.01 is included by reference in Item 2.01.

Item 2.01  Completion of Acquisition or Disposition of Assets

On September 11, 2012, TheStreet, Inc. (the “Company”) purchased all of the equity interests of The Deal, L.L.C., a Delaware limited liability company (“The Deal”), which operates a digital subscription platform that delivers sophisticated coverage of the deal economy, primarily through The Deal Pipeline, a leading provider of transactional information and services, pursuant to an Equity Interest Purchase Agreement, dated as of September 11, 2012 (the “Purchase Agreement”), by and between the Company and WPPN, L.P.

Under the terms of and subject to the conditions set forth in the Purchase Agreement, the Company paid approximately $5.8 million in cash, subject to a cash purchase price adjustment based on net worth as defined in the Purchase Agreement, for all of the equity of The Deal. Upon the consummation of the closing of the transactions contemplated by the Purchase Agreement, the Company became the sole member of The Deal.

The foregoing summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached to this Form 8-K as Exhibit 2.1 and incorporated by reference.

Item 2.05   Costs Associated with Exit or Disposal Activities

In connection with the acquisition of the equity interests of The Deal disclosed above, the Company has committed to a restructuring plan which will include the termination of The Deal employees as well as other steps to improve operational effectiveness and reduce costs, as a result of which the Company will incur material charges for exit and disposal activities under generally accepted accounting principles. The Company is currently unable, in good faith, to make a determination of an estimate of the total amount or range of amounts for each major type of cost expected to be incurred in connection with the restructuring, an estimate of the total amount or range of amounts expected to be incurred in connection with the restructuring, or an estimate of the amount or range of amounts of the charges that will result in future cash expenditures.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 7, 2012, Derek Irwin notified the Board of Directors (the “Board”) of the Company, that due to Mr. Irwin’s acceptance of a position with a new employer, he was resigning from the Board, with such resignation to be effective on September 14, 2012. Mr. Irwin confirmed that his resignation was not due to any matter that would require disclosure by the Company pursuant to Item 5.02(a) of Form 8-K.

Item 7.01  Regulation FD Disclosure

On September 12, 2012, the Company issued a press release announcing the transaction described above in Item 2.01.  A copy of the press release is incorporated as Exhibit 99.1 to this report.

The information in this Item 7.01 of this report is being furnished, not filed.

Item 9.01 Financial Statements and Exhibits

(a)       Financial Statements of Businesses Acquired

Any required financial statements will be filed as an amendment to this Form 8-K as soon as practicable, but not later than 71 calendar days after the date this Form 8-K is required to be filed with the Securities and Exchange Commission.

(b)       Pro Forma Financial Information

Any required pro forma financial information will be filed as an amendment to this Form 8-K as soon as practicable, but not later than 71 calendar days after the date this Form 8-K is required to be filed with the Securities and Exchange Commission.

(d)      Exhibits

Exhibit Number	Description
2.01	Equity Interest Purchase Agreement, dated as of September 11, 2012, between TheStreet, Inc. and WPPN, L.P.

99.1	Press Release, dated September 12, 2012, related to the acquisition of The Deal, L.L.C.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THESTREET, INC. (Registrant)

Date: September 12, 2012
By: /s/ Thomas Etergino
Thomas Etergino
Executive Vice President, Chief Financial Officer